                                                                      EXHIBIT 11

                               UNITED FOODS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                             FOR THE THREE MONTHS
                                                                                 ENDED MAY 31,
                                                                     ---------------------------------
                                                                        1995                    1994
                                                                     ----------              ---------
SHARES:

Weighted average number of common shares outstanding                 11,794,183              12,870,575

Effect of shares issuable under option plan and warrants as
   determined by the treasury stock method                              422,356                 331,526
                                                                    -----------             -----------

Weighted average number of common shares
   outstanding as adjusted                                           12,216,539              13,202,101
                                                                    ===========             ===========

PER COMMON SHARE COMPUTATIONS:

Net Income                                                          $   316,000             $   946,000
                                                                    ===========             ===========

Net Income                                                          $       .03             $       .07
                                                                    ===========             ===========